            Contacts:
                                    Investor Relations:
                                    Meredith Burns
                                    ir@cimpress.com
                                    +1.781.652.6480
                                    Media Relations:
                                    Paul McKinlay
                                    mediarelations@cimpress.com

Cimpress Announces Appointment of Dessislava Temperley to Board of Directors

Dundalk, Ireland, September 16, 2021 -- Cimpress plc (Nasdaq: CMPR) announced today the appointment of Dessislava (“Dessi”) Temperley to the Board of Directors, effective September 15, 2021, and the planned retirement of Cimpress Director John J. Gavin at the completion of his term at the end of November 2021. Ms. Temperley has been appointed as a member of the Audit Committee and will serve as Chair of that committee upon Mr. Gavin’s retirement.

“We are pleased to welcome Dessi to Cimpress’ Board of Directors,” said Robert Keane, founder, chairman and chief executive officer of Cimpress. “She brings a wealth of financial and operating expertise, and she will be a valued member of our board and advisor to our executive team.”

Mr. Keane added, “On behalf of the Cimpress leadership team and board, I would like to sincerely thank John for his commitment to our company over the past 15 years. John has played a pivotal role in the Cimpress journey, beginning his tenure as Chair of the Audit Committee soon after our IPO in 2005 and acting as a valued advisor and partner as we transformed our industry. We have benefited greatly from his expertise and dedication, we will miss him, and we wish him all the best in the future.”

Ms. Temperley has over 20 years of experience in various finance leadership roles at multinational companies and currently serves as a board member of Coca-Cola Europacific Partners and Corbion. Prior to these positions, she served as Group CFO & Executive Board Member of Beiersdorf, a DAX-listed global consumer brands company, and spent 14 years at Nestlé, serving as CFO of multiple business units, and most recently as head of Investor Relations.

“I am delighted to join the board of directors at Cimpress, a company that has a long track record of industry disruption and profitable growth,” said Ms. Temperley. “The board members and the senior management team are driven, passionate, and committed to the long-term future. I look forward to supporting Cimpress in creating great value for customers, team members, long-term investors and society.”

About Cimpress
Cimpress plc (Nasdaq: CMPR) invests in and builds customer-focused, entrepreneurial, mass-customization businesses for the long term. Mass customization is a competitive strategy which seeks to produce goods and services to meet individual customer needs with near mass production efficiency. Cimpress businesses include BuildASign, Drukwerkdeal, Exaprint, National Pen, Pixartprinting, Printi, Vistaprint and WIRmachenDRUCK. To learn more, visit http://www.cimpress.com.

Cimpress and the Cimpress logo are trademarks of Cimpress plc or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.